EXHIBIT 3.2

FORM OF STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Alpha Rx, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That by unanimous written consent in lieu of a special meeting of the Board of Directors of Alpha Rx, Inc., (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "II" so that, as amended, said Article shall be amended by adding a new paragraph at the end thereof, the full text of which is as follows:

“II. The Corporation shall be authorized to issue 250,000,000, common shares with a par value of $0.0001.
Effective upon the “Effective Date” (as defined below) (i) the outstanding shares of common stock, $0.0001 par value, of the Corporation shall be combined on the basis that five (5) of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the “Reverse Split”); and (ii) further, every right, option and warrant to acquire five (5) shares of common stock of the Corporation, outstanding immediately prior to the Effective Date, shall, upon the Effective Date, thereby and thereupon automatically be converted without any further action into the right to acquire one (1) share of common stock of the Corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased.

To the extent that a stockholder holds a number of shares of common stock immediately prior to the filing and recording of this Amendment that is not divisible by five (5), such stockholder shall be entitled to receive, in lieu of receiving a fractional share, that number of shares determined by rounding up such fractional interest to the nearest whole number. No fractional shares shall be issued.

The “Effective Date” shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such reverse stock split, subject to the prior filing and recording of this Amendment in the Office of the Secretary of State of the State of Delaware.”

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, holders of a majority of the voting stock of said Corporation gave their consent in writing to the preceding resolutions in lieu of a meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __ day of April 2012.

By: /s/ Michael Lee
Michael Lee, Chief Executive Officer
Authorized Officer